Exhibit 99.1

NATCO Logo Press Release

11210 Equity Drive, Suite 100

Houston, TX 77041

Phone: (713) 849-7500 Fax: (713) 849-8976

Contact: Andy Smith

NATCO Names Andy Smith

Senior Vice President and CFO

Houston, Texas, USA (April 1, 2009): NATCO Group Inc. (NYSE: NTG) announced today that C. Andrew Smith has been elected Senior Vice President and Chief Financial Officer. Mr. Smith replaces Bradley P. Farnsworth who earlier in the year announced his retirement effective March 31, 2009.

NATCO Chairman and Chief Executive Officer John U. Clarke said, "On behalf of NATCO's board of directors, we are delighted to name Andy Smith as our new Chief Financial Officer and look forward to his continuing leadership in the areas of finance and accounting, strategic planning and M&A." Clarke added, "We will miss Brad in this role and wish him much success. We appreciate the many contributions he made to the company during a period of significant expansion and are fortunate that he will continue to be available to us as we complete our migration to Oracle, our new business system."

Mr. Smith joined NATCO in June 2000 and was most recently Senior Vice President - Finance with primary responsibility for all finance, tax, M&A and corporate development activities, investor relations and risk management. He earned a Bachelor of Arts degree in Business Administration from the University of Houston in 1994 and is a Certified Public Accountant.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.